Exhibit 16

January 12, 2006

Securities and Exchange Commission
100 F Street, NE
Washington DC, 20549

Ladies and Gentlemen:

We have read the statements made by the Donaldson Company, Inc. Employee Stock Ownership and Retirement Savings Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Donaldson Company, Inc. dated January 11, 2006. We agree with the statements concerning our Firm in such Form 8-K.

/s/   PricewaterhouseCoopers LLP